EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624

NEW CENTURY FINANCIAL CORPORATION INCREASES DIVIDEND TO $1.70 PER SHARE

Irvine, Calif., December 16, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier full-service mortgage finance companies, announced today that its board of directors declared a $1.70 per share dividend for the fourth quarter of 2005, up from $1.65 per share for the prior quarter. This is the fourth consecutive increase in the dividend since electing to become a REIT in the fourth quarter of 2004, increasing the quarterly dividend per share by 13.3 percent compared with the same quarter last year. The dividend for the fourth quarter will be paid on January 30, 2006 to stockholders of record at the close of business on December 30, 2005.

Total dividends paid for the four quarters of 2005 will be $6.50 per share, in line with the company’s guidance. Additionally, the company estimates that REIT taxable income at year-end will exceed its $6.50 per share dividend by approximately $1.50 per share. The company expects to utilize an Internal Revenue Code provision that allows excess taxable income to be carried into 2006, and to distribute the excess taxable income as part of its regular quarterly dividend in April 2006.

The declaration of any future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Excess Inclusion Income

Stockholders who are tax exempt or non U.S. corporations or residents may be required to report that portion of New Century’s dividend defined by the IRS as excess inclusion income. The company will supply the amount of excess inclusion income per share on the company’s Web site at www.ncen.com shortly after year-end.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier full-service mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s expectation that the dividend for the fourth quarter of 2005 will be paid on January 30, 2006 to stockholders of record at the close of business on December 30, 2005; (ii) the company’s projection that its REIT taxable income at year-end will exceed its $6.50 per share dividend by approximately $1.50 per share; (iii) the company’s expectation that it will utilize an Internal Revenue Code provision that allows excess taxable income to be carried into 2006, and will distribute the excess taxable income as part of its regular quarterly dividend in April 2006; and (iv) the company’s expectation that the declaration of future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the stability of residential property values; (v) the potential effect of new state or federal laws and regulations; (vi) the outcome of litigation or regulatory actions pending against the company; and (vii) the company’s ability to maintain adequate credit facilities to finance its business. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

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